Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement, together with the Restrictive Covenants and Employee Handbook attached as Exhibit "B" hereto, forms the terms and conditions of your employment with Esportsbook Technologies Ltd. (a wholly owned subsidiary of Esports Technologies, Inc., a Nevada corporation) ("Company").

Employee: James Purcell

Your employment effective date shall be March 18th 2021 and is effective on that date.

JOB TITLE

You are employed as Chief Financial Officer ("CFO") of Esports Technologies Inc. and will report directly to the Board of Directors of the Company who will advise you of your duties. Your duties may be modified from time to time to suit the needs of the business.

You will be required to attend all meetings that you are invited to of the Board of Directors of the Company.

APPLICABLE LAW

The terms and conditions of your employment shall be governed under the laws applicable to the Republic of Ireland.

PLACE OF WORK

Your normal place of employment will be working from your home office at 128b Kimmage Road Lower Harold's Cross Dublin D6WNY24. However, you also agree to work at any Company place of business on a temporary or permanent basis as the Company or the Company may reasonably require. You will also be prepared to undertake any reasonable travel on business which is deemed necessary by the Company or the Company.

As this is a homeworking arrangement you agree to complete a self-certification risk assessment confirmation in respect of the suitability of your home as a workplace and to comply with the Company's policy on homeworking. You further agree to notify your home insurance provider that you will be working from home and to make the necessary amendments to your insurance policy to ensure that the Company is indemnified against any claims in respect of your homeworking arrangement including but not limited to personal injuries.

However, the Company reserves the right and by signing this agreement you hereby agree to carry out your work, either on a temporary or permanent basis, at such location as. the Company may reasonably require from time to time.

The Company reserves the right to change the place of your employment, in which event you will be given reasonable notice.

HOURS OF WORK

Your normal hours of work are 8 per day, 40 per week, 10.00 a.m. to 6.00 p.m. Monday to Friday. You will receive appropriate unpaid rest breaks depending on the length of your shift and in accordance with the Organisation of Working Time Act 1997.

From time to time, you may be required to travel and/or work such additional time outside normal core hours as may be required to complete your responsibilities without additional remuneration, holidays or leave.

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MINIMUM REST PERIODS

As part of your employment, and in accordance with the Organisation of Working Time Act, if you work more than 4.5 hours you will be entitled to a 15 minute unpaid rest break each day. If you work for more than six hours you will be entitled to a 30 minute unpaid rest break each day (which may be inclusive of the previous 15 minute break). As part of your employment you will also be entitled to a daily rest period of 11 consecutive hours in a 24 hour period and a weekly rest period of 24 consecutive hours per seven days, following a daily rest period. Should you fail to receive your breaks or rest periods you should notify the Board of Directors in writing, within one week and they will seek to ensure you are afforded this as soon as possible. Breaks over and above Minimum entitlements are specified in the 'Hours of Work' section.

REMUNERATION

Your salary is currently €180,000 per annum payable monthly by credit transfer as detailed on your pay statement. Your salary is subject to deduction of tax, USC, PRSI and any other deductions required by law or provided for under this agreement In accordance with section 23 of the National Minimum Wage Act, 2000, you may request a written statement of your average hourly rate of pay for any pay reference period falling within the previous 12 months. For the purposes of the National Minimum Wage Act, the pay reference period is a calendar month.

You are not entitled to payment for additional hours as this is reflected in your current salary. The Company will ensure at all times that its obligations under National Minimum Age regulations are met

BENEFITS

Your salary amount includes a €1,000 per month health care and benefit stipend, which will be paid as an addition to your monthly salary payments. The company has complete discretion to manage and adjust these amounts based on internal or external factors. This stipend will no longer be made, if the company provides adequate health care and benefits package to their employees.

1.	Option Grant. On the Effective Date, Employee will be entitled to receive an option grant (the "Option Grant") to purchase 280,000 shares of Company restricted common stock at an exercise price of $2.00 per share. The Option Grant shall have a term of seven years and shall vest (provided Employee remains continuously employed by Company on and does not resign prior to each such vesting) as follows: (i) 280,000 shares underlying the Option Grant shall vest in four (4) equal instalments of 70,000 shares on each of the succeeding four anniversary dates of the Effective Date hereof,

a.	The Option Grant shall be made pursuant to the eSports Technologies, Inc. 2020 Stock Plan, and shall in all respects be subject to the terms and conditions of such plan. The share restrictions are outlined in Exhibit A attached hereto.

b.	Annual Option Grant. For each compensation year during the Term and commencing with the 2022 compensation year, Employee will be entitled to receive an annual option grant (the "Annual Grant"), payable with respect to each compensation year of the Term. The final determination on the amount, if any, of the Annual Grant will be made by, and in the sole discretion of the Compensation Committee (or the Board, if such committee has been dissolved), based on goals and objectives approved by the Compensation Committee of the Board (or the Board, if such committee has been dissolved). The Annual Grant shall vest in four (4) equal installments on each of the succeeding four anniversary dates of the date of grant, provided Employee remains continuously employed by Company through each such vesting date.

2.	Bonus Compensation:

a.	€45,000 cash signing bonus ("Signing Bonus') upon the listing of the Company's common stock on a public stock exchange ("IPO") shall be paid to Employee on the first day of trading.

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b.	You are also be eligible to participate in any future bonus plan (the "Bonus Plan") that the Company offers generally to either the executive team or all employees. Any future bonus scheme is subject to such conditions (including but not limited to, conditions for and timing of payment) as the Company and/or Company may in its absolute discretion determine. The terms of the Bonus Plan will be communicated by the Company's Board of Directors (or the Compensation Committee of the Board of Directors). The Company and/or Company reserve the right to amend the terms of the Bonus Plan at its absolute discretion.

c.	You are eligible to participate in any company recruiting bonus or referral bonus programs,as deemed relevant by Company management and approved by the Board of Directors or a the Compensation Committee of the Board of Directors.

The terms of your employment shall not be affected in any way by your participation or entitlement to participate in any long-term incentive plan or share option scheme. Except for the above, such schemes and/or plans shall not form part of the terms of your employment (express or implied). In calculating any payment, compensation or damages on the termination of your employment for whatever reason (whether lawful or unlawful) which might otherwise be payable to you, no account shall be taken of your participation in any such schemes and/or plans or any impact upon participation such termination may have. The Company reserves the right to withdraw or vary any such plans or schemes at its absolute discretion and your participation in any such schemes or plans is a privilege rather than a contractual entitlement.

ANNUAL HOLIDAYS

Your holiday year begins on 1st January and ends on 31st December each year. If you work for at least 1365 hours during the holiday year you will receive a paid holiday entitlement of four (4) of your working weeks during the complete holiday year. Alternatively you will receive a paid holiday entitlement of 8% of the total hours worked in the leave year, subject to a maximum of four of your working weeks. You must remain in employment with the Company for the complete holiday year to avail of the full entitlement. For part years of service your entitlement will be calculated as 1/52nd of the annual entitlement for each completed week of service during that holiday year.

Conditions relating to the taking of annual holidays are shown in the Employee Handbook to which you should refer.

PUBLIC HOLIDAYS

In addition to the annual holiday entitlement you are allowed the following public/bank holidays each year with pay or alternative days as decided by us:-

New Year's Day St Patrick's Day Easter Monday The first Monday in May The first Monday in June	The first Monday in August The last Monday in October Christmas Day St Stephen's Day

For full time workers there is no service requirement in respect of benefits for Public Holiday entitlements, for part time workers you must have worked 40 hours in the preceding five weeks to the Public Holiday to benefit from the Public Holiday entitlement If you are not required to work on one of the above days, and it is a day you do not normally work, you will receive one fifth of your last normal weekly wage for that day. In the event of you working on one of the above days, in addition to basic pay for the hours worked, you will either be paid an additional days pay calculated on the basis of the number of hours worked on your last working day before the Public Holiday or you will receive the appropriate time off in lieu, at our discretion. The date when time off in lieu is taken must be mutually agreed with us.

JOB FLEXIBILITY

It is an express condition of employment that you are prepared, whenever necessary, to transfer to any alternative departments or duties either on a temporary or permanent basis within our business. This flexibility is essential as the type and volume of work is always subject to change, and it allows us to operate efficiently and gain maximum potential from our work force. This may also include performing services for and on behalf of one or more of the Company's affiliated entities.

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SICKNESS PAY AND CONDITIONS

There is no contractual sickness/injury payments scheme in addition to state benefit In case of sickness or other incapacity for work, you must comply with the Company's policy from time to time in force, regarding notification and medical certification. Failure to do so may result in disciplinary action and/or termination of sick pay (if applicable).

The Company reserves the right to have you medically examined by a doctor and/or medical consultant at any time during employment By signing this Agreement you agree that any information or report arising from such examination shall be disdosed to the Company and that the Company is entitled to make relevant determinations based on the advice of its nominated doctor and/or consultant

Failure to attend at a medical examination when requested to do so may result in disciplinary action and/or termination of sick pay (if applicable).

The Company will be issuing an Employee Handbook, and Employee agrees to those policies will be part of his agreement with the Company so long as they do not contradict the terms set forth in this Agreement.

NOTICE OF TERMINATION TO BE GIVEN BY EMPLOYER

Under 13 weeks of service by Employee hereunder— 14 Days notice is required

13 weeks but less than 2 years' service — 30 days

2 years but less than 3 years' service — 60 days

3 years but less than 5 years' service — 90 Days
5 years but less than 10 years' service — 90 Days
10 years but less than 15 years' service — 90 Days
15 years' service or more — 90 Days

NOTICE OF TERMINATION TO BE GIVEN BY EMPLOYEE

Under 13 weeks service -

13 weeks service or more - 4 weeks.

We reserve the contractual right to give pay in lieu of all or any part of the above notice by either party.

In the event of notice by either party, the Company may request you to take "garden leave" and not to attend for work or perform duties during all or part of the notice period. During that time you will continue to be employed by the Company and continue to owe duties of fidelity and good faith to the Company, but you will no longer continue to vest into any shares pursuant to any agreements with the Company. You will remain bound by the terms of this Agreement and shall not be entitled to enter into any other employment

TRAINING AGREEMENT

As part of your employment, you may receive training from external providers from to time. Should your employment with the Company end within one year of receiving such training you may be required to repay the Company a portion of the cost of providing such training. Further details are provided for in the Training Agreement

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NON — DISPARAGEMENT

You acknowledge that the Company and each affiliated entity would be irreparably damaged if you were to take actions that would damage or misappropriate the goodwill of the Company and/or the affiliated entity. Accordingly, you agree commencing after the Term of Employment not to take any actions or to make, publish or endorse any statements or communications to any third party (whether verbal or in writing) that (i) disparage, defame, ridicule, criticize, or are derogatory or otherwise reflect adversely upon, the Company and/or each affiliated entity, and their respective businesses, services, products (including, without limitation, shows and other media content produced and/or distributed by the Company and/or each affiliated entity, and the host talent and guests related to such shows and content), managers, directors, members, contractors or employees (in their capacity as such); and/or (ii) could reasonably be expected to cause injury to the relationships between the Company and/or each affiliated entity and their respective customers, subscribers, vendors, advertisers, suppliers, distributors, employees, contractors, consultants or other business associates. The limitations in this paragraph apply to any and all statements and communications, including, but not limited to, any statements and communications made via websites, blogs, and postings to the Internet, or e-mail messages, whether or not they are made anonymously or through the use of a pseudonym. However, the limitations in this paragraph do not apply to truthful statements made in connection with the legal process, governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or in connection with statutorily privileged statements made to governmental or law enforcement agencies relating to rights protected under Irish law; provided that when possible, any public records or filings in connection with such legal process, governmental testimony, filings, administrative or arbitral proceedings, and statements made to governmental agencies in connection therewith, shall be made on a sealed or other confidential basis and made subject to a protective order. For the avoidance of doubt, nothing in this Agreement shall prevent you from making a protected disclosure under the Protected Disclosures Act 2014.

PERSONAL RETIREMENT SAVINGS ACCOUNT (PRSA)

There is a personal retirement savings account (PRSA) scheme applicable to your employment, details of which are available separately. The Company does not contribute to PRSA.

RESTRICTIVE COVENANTS

You confirm that you have read, understood and agree to the terms and conditions of the Restrictive Covenants Agreement which has been provided to you separately.

You further confirm that any breach by you of the provisions of the Restrictive Covenants Agreement will be regarded by the Company as a serious disciplinary matter and may, if committed while you are employed by the Company, result in disciplinary actions being taken against you up to and including dismissal without notice.

INTELLECTUAL PROPERTY

You confirm that you have read, understood and agree to the terms and conditions of the Restrictive Covenants Agreement which has been provided to you separately.

You further confirm that any breach by you of the provisions of the Restrictive Covenants Agreement will be regarded by the Company as a serious disciplinary matter and may, if committed while you are employed by the Company, result in disciplinary actions being taken against you up to and including dismissal without notice.

DATA PROTECTION

Details of how and why the Company processes your personal data are contained in the Company's Data Protection Policy and Privacy Notice. You will be asked to acknowledge receipt of the Data Protection and Privacy Notice.

The Company also has a Data Protection Policy which is applicable to all employees. For further information on data protection procedures and processes please refer to the Data Protection Policy.

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The Company reserves the right to change, replace or withdraw its Data Protection Policy at any time and you are required to comply with all policies and procedures in force from time to time. Failure to comply with the Data Protection Policy may lead to disciplinary action, up to and including dismissal.

RETIREMENT AGE

The normal retirement age in our Company is in line with State Pension Age.

SAFETY

We take our obligations regarding the safety, health and welfare of our employees seriously and in this regard your attention is drawn to our Safety Statement which is available on the premises.

DEDUCTIONS FROM PAY

For the purpose of the Payment of Wages Act 1991, as amended, the Company shall be entitled to deduct from your salary or other payments due to you any sums which you may owe to the Company at any time (including but not limited to overpayment of wages, holiday pay, expenses, or sick pay, if applicable).

You confirm that you have read, understood and agree to the policies in relation to deductions from pay, and agree that the Company may make deductions in line with the procedures set out in the Employee Handbook and the Deductions from Pay Agreement.

MISCELLANEOUS

Unless the context otherwise requires, words denoting the singular include the plural and words denoting the masculine include the feminine and vice versa.

No failure or delay by the Company in exercising any remedy, right, power of privilege under or in relation to this agreement or at law shall operate as a waiver of the same nor shall any single or partial exercise of any remedy, right, power or privilege preclude any further exercise of the same or the exercise of any other remedy, right, power or privilege.

This agreement contains the entire agreement between the parties. All previous agreements, understandings, assurances, statements, promises, warranties, representations or misrepresentations (whether written or oral) between the parties are superseded by this agreement.

If any provision of the agreement should be declared void or unenforceable by a court of administrative body of competent jurisdiction, the validity of the remaining provisions shall not be affected.

The information contained in this agreement constitutes a written statement of particulars of your employment with the Company in accordance with the requirements of section 3 of the Terms of Employment (Information) Act 1994 to 2014.

AMENDMENTS TO TERMS AND CONDITIONS OF EMPLOYMENT

The Company reserves the right to make reasonable amendments to your terms and conditions of employment and upon reasonable notice should such notice be required under local law..

I hereby verify that through signing this statement of main terms of employment I have read, understood and accept all terms and conditions in relation to my employment with Company.

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